news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
October 16, 2006

UNIT CORPORATION ANNOUNCES COMPLETION OF OIL & NATURAL GAS COMPANY ACQUISITION

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has completed the acquisition of Brighton Energy, LLC, a privately owned oil and natural gas company for approximately $67.0 million in cash. The acquisition involves all of Brighton’s oil and natural gas assets outside of the southeastern Arkoma Basin and includes approximately 27.0 Bcfe of proved reserves and 5.0 MMcfe per day of current production. The reserves are 78% natural gas and 67% proved developed. The majority of the acquired reserves are located in the Anadarko and Gulf Coast basins of Oklahoma, Texas and Louisiana, with additional reserves in Arkansas, Kansas, Montana, North Dakota and Wyoming. Unit has identified 27 proved undeveloped locations that can be drilled in addition to numerous probable and possible locations. This acquisition is effective August 1, 2006.
Larry Pinkston, President and Chief Executive Officer, said, “This acquisition will fit well in our core areas and should have substantial upside potential. We are looking forward to the integration of these properties into our future development and exploration program.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the completed acquisition, including prices used in calculating reserve values, may vary significantly from actual results, and that the current productive capabilities of the oil and natural gas wells included in the acquisition varies from that disclosed, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.